Exhibit 10.2         Press Release Regarding the Appointment of Gary Dodd as President

Toyota Manufacturing Veteran Named ZAP President
Seasoned Management Team Poised for Growth

SANTA ROSA, California (June 18, 2009) ZAP (OTC BB: ZAAP) CEO Steven Schneider named Gary Dodd, a respected manufacturing executive formally with Toyota, as president of global operations. This recent move is seen as another step in Schneider’s plan to introduce US-built electric vehicles to the masses.

Mr. Dodd joins the management team alongside Amos Kazzaz, who became ZAP COO. Mr. Kazzaz had spent more than twenty-four years in executive positions with United Airlines including president of United Airlines Shuttle where he had oversight of more than two thousand employees. “Amos is responsible for maintaining efficient operations, our CFO Bill Hartman is a seasoned CPA with SEC experience, and I know how to position, market, and sell vehicles… lots of them,” Schneider concluded.

“ZAP will creatively work with American automobile suppliers to build affordable and appealing electric vehicles for American consumers and customers worldwide,” Mr. Dodd said.  “We are going to dramatically expand ZAP’s leadership in the electric vehicle marketplace.”

Mr. Dodd has applied to the U.S. Department of Energy (DOE) on behalf of Zap Motor Manufacturing for a $200 million Advanced Technology Vehicles Manufacturing Loan to build an electric vehicle assembly plant. “We are very optimistic that the company’s loan application will receive funding from the DOE,” Mr. Dodd said. “Another key part of our strategy is the sizeable competitive advantage we will enjoy because of our close proximity to two proposed Kentucky-based facilities that will be critical to the future of electric vehicles in the United States.”

Argonne National Laboratory has announced that it will build a National Battery Manufacturing R&D Center in Kentucky, in an innovative partnership with Kentucky state government, the University of Kentucky and the University of Louisville.  And the National Alliance for Advanced Transportation Batteries has announced its intent to build its research, development and manufacturing facility in Central Kentucky also.  With both cutting edge facilities within an easy drive of the future manufacturing site, our supply and R&D chains will become the envy of the industry,” said Dodd.

In 1998 Dodd then founded his own  business with the encouragement and support of Toyota and grew annual revenues to over $700 million by supplying Tier One, just-in-time, and sequenced automotive components from its eleven manufacturing facilities to Toyota, Honda, Nissan, BMW, Mercedes, Hyundai, Ford and General Motors.

About ZAP

ZAP has been a leader in electric transportation since 1994, delivering over one hundred thousand vehicles to consumers in more than seventy-five countries. ZAP manufactures a line of electric vehicles, including electric city-cars and trucks, motorcycles, scooters, and ATVs. ZAP sells some of the only electric city-speed cars, trucks and vans in production today and is developing a freeway capable electric vehicle called the ZAP Alias.

Forward-Looking Statement

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

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